Filing pursuant to Rule 424(b)(2)
Registration Statement No. 333-76092

Prospectus Supplement No. 2

(To Prospectus Dated January 3, 2002)

257,888 Shares

EARTHSHELL CORPORATION

Common Stock

        You should read this prospectus supplement along with the accompanying prospectus. These documents contain information you should carefully consider before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

        This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

         Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

        Our principal executive offices are located at 800 Miramonte Drive, Santa Barbara, California 93109-1419. Our telephone number is (805) 897-2294.

        Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 of the prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 26, 2002

USE OF PROCEEDS

         We will use the net proceeds of this offering of our common stock as described in the prospectus. See "Use of Proceeds" beginning on page 19 of the prospectus.

PLAN OF DISTRIBUTION

         To date, and and including the issuance of shares pursuant to this prospectus supplement, we have issued and sold 7,416,725 shares of our common stock pursuant to the prospectus dated January 3, 2002 which is part of our Registration Statement on Form S-3 (File No. 333-76092), for aggregate proceeds of $8,296,571.20.

         We are offering 257,888 shares of our common stock to Ridgeway Investment Limited ("Ridgeway") pursuant to this prospectus supplement. The common stock will be purchased at a price of $1.15 per share for aggregate proceeds to EarthShell of $296,571,20.

         Ridgeway and its pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in the over-the-counter market, in privately negotiated transactions, at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated or at fixed prices.

         The transactions in the shares may be effected by ordinary brokerage transactions and transactions in which the broker solicits purchasers, purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer, block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, or negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         We have agreed to indemnify and hold harmless Ridgeway and each person who controls Ridgeway against certain liabilities, including liabilities under the Securities Act of 1933, as amended, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact.

MARKET FOR OUR COMMON STOCK

         Our common stock is listed on the NASDAQ National Market under the symbol "ERTH." On March 25, 2002 the closing price of one share of our common stock was $1.3898. The common stock sold under this prospectus supplement will be listed on the NASDAQ National Market after we notify the NASDAQ National Market that the shares have been issued. As of March 25, 2002, we had 127,481,891 shares of common stock outstanding.

            TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
                                                        Page
                                                        ----
USE OF PROCEEDS                                         S-2
PLAN OF DISTRIBUTION                                    S-2
MARKET FOR OUR COMMON STOCK                             S-2

PROSPECTUS
                                                        Page
                                                        ----
THE COMPANY                                             4
RISK FACTORS                                            5
DESCRIPTION OD DEBT SECURITIES                          14
DESCRIPTION OF WARRANTS                                 16
DESCRIPTION OF CAPITAL STOCK                            18
USE OF PROCEEDS                                         19
PLAN OF DISTRIBUTION                                    19
LEGAL MATTERS                                           20
EXPERTS                                                 20
FORWARD-LOOKING STATEMENTS                              21
WHERE YOU CAN FIND MORE INFORMATION                     21
DOCUMENTS BY REFERENCE                                  21